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                                                                    EXHIBIT 23.2
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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
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To SeraNova, Inc.:



         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of SeraNova, Inc. of our report dated March 6, 2000 (except with respect to the first paragraph of Note 13 as to which the date is March 14, 2000, the net income (loss) per share disclosure in Note 2 as to which the date is May 12, 2000 and all other paragraphs in Note 13 as to which the date is June 13, 2000), included in SeraNova, Inc.'s Form S-1, as amended, Registration No. 333-34964 and to all references to our firm in this registration statement.



                                          /s/ Arthur Andersen LLP

                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
September 14, 2000